UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Centrus Energy Corp.

(Exact name of registrant as specified in its charter)

Delaware	52-2107911
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6901 Rockledge Drive, Suite 800

Bethesda, MD 20817

(301) 564-3200

(Address of Principal Executive Offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.10 per share Rights to purchase Series A Participating Cumulative Preferred Stock, par value $1.00 per share	LEU LEU*	NYSE American Not applicable

*The rights currently transfer with the share of Common Stock

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.   ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Not Applicable

Securities Registered pursuant to Section 12(g) of the Act:
None.

EXPLANATORY NOTE

This amendment hereby amends the registration statement on Form 8-A originally filed by Centrus Energy Corp. (the “Company”) with the Securities and Exchange Commission on April 7, 2016, as amended by (i) Amendment No. 1 filed with the Securities and Exchange Commission on February 15, 2017 and (ii) Amendment No. 2 filed with the Securities and Exchange Commission on April 4, 2019, by supplementing Items 1 and 2 with the following.

Item 1	Description of Registrant’s Securities to be Registered.

On April 13, 2020, the Company entered into a Third Amendment to the Section 382 Rights Agreement (the “Third Amendment”), which amends the Section 382 Rights Agreement, dated as of April 6, 2016 (the “Rights Agreement”), by and among the Company and Computershare Trust Company, N.A. and Computershare Inc., as rights agent, as amended by (i) the First Amendment to the Section 382 Rights Agreement dated as of February 14, 2017 (the “First Amendment”) and (ii) the Second Amendment to the Section 382 Rights Agreement dated as of April 3, 2019 (the “Second Amendment”).

The Third Amendment amends the Rights Agreement to provide that the Final Expiration Date (as defined in the Rights Agreement) shall be June 30, 2021.

The foregoing summary of the Third Amendment is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-A filed on April 7, 2016 and is incorporated herein by reference, the First Amendment to the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 5, 2017 and is incorporated herein by reference, the Second Amendment to the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 4, 2019 and is incorporated herein by reference and the Third Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 14, 2020 and is incorporated herein by reference.

Item 2	Exhibits

Exhibit	Description
3.1	Certificate of the Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of Centrus Energy Corp. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-A filed on April 7, 2016)
4.1	Section 382 Rights Agreement dated as of April 6, 2016, by and among Centrus Energy Corp., Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-A filed on April 7, 2016)
4.2	First Amendment to the Section 382 Rights Agreement, dated February 14, 2017 by and among Centrus Energy Corp., Computershare Trust Company, N.A., and Computershare Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 5, 2017)
4.3	Second Amendment to the Section 382 Rights Agreement, dated as of April 3, 2019, by and among Centrus Energy Corp., Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on April 4, 2019)
4.4	Third Amendment to the Section 382 Rights Agreement, dated as of April 13, 2020, by and among Centrus Energy Corp., Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on April 14, 2020)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centrus Energy Corp.

By:	/s/ Philip O. Strawbridge
Philip O. Strawbridge
Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

Date: April 14, 2020